Exhibit 99

FOR IMMEDIATE RELEASE

Media Contact: Dustee Jenkins (612) 761-9537

Investor Contact: John Hulbert (612) 761-6627

Donald R. Knauss and Robert L. Edwards Named to Target Corporation’s Board of Directors

MINNEAPOLIS (August 12, 2015) — Target Corporation (NYSE: TGT) announced today its board of directors elected Donald R. Knauss, former executive chairman and former chairman and chief executive officer of The Clorox Company (NYSE: CLX), and Robert L. Edwards, former CEO of Safeway Inc., as new directors, effective immediately.

Mr. Knauss, 64, served as chairman and CEO of Clorox from October 2006 until November 2014. He then served as executive chairman until July 1, 2015. Before joining Clorox, he was president and chief operating officer of Coca-Cola North America. He is also a former U.S. Marine Corps officer.

Mr. Edwards, 60, served as CEO of Safeway from May 2013 until April 2015. He also served Safeway as president and chief financial officer, from April 2012 to May 2013. He joined Safeway in 2004 as executive vice president and chief financial officer.

“Don and Robert each bring a deep understanding of the consumer and a wealth of relevant expertise to Target.  Don has a lengthy track record of driving the strategic growth of prominent, consumer brands at global companies. Robert has held leadership positions in the grocery industry for more than a decade and will offer a fresh perspective on our food reinvention, in particular. Don and Robert will be important additions to our Board as we continue to transform Target and elevate the guest experience,” said Brian Cornell, Chairman and CEO of Target.

About Target

Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,799 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities; that giving equals more than $4 million a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

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